Exhibit 4.27
EXECUTION COPY
Dated 30th August 2008
HARD ROCK CAFE INTERNATIONAL (STP), INC.
AND
MELCO CROWN (COD) DEVELOPMENTS LIMITED
AND
MELCO CROWN COD (HR) HOTEL LIMITED

NOVATION AGREEMENT
in respect of Hotel Memorabilia Lease

THIS NOVATION AGREEMENT is made on 30th day of August 2008
BETWEEN
(1)	Hard Rock Cafe International (STP), INC. a Florida corporation (“the Lessor”);
(2)
Melco Crown (COD) Developments Limited (formerly known as Melco Hotel and Resorts (Macau) Limited) a company incorporated under the laws of Macau whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “Old Lessee”); and

(3)
Melco Crown COD (HR) Hotel Limited a company incorporated under the laws of Macau whose registered office is at Avenida Xian Xing Hai, No. 105, Zhu Kuan Building, 19th floor, A-C e K-N, Macau (the “New Lessee”).

WHEREAS
(A)
By a memorabilia lease dated 22nd January 2007 (the “Lease”) the Lessor leased to the Old Lessee the right to use certain articles of memorabilia for display and exhibition at a specified licensed location.

(B)
The Old Lessee wishes to be released and discharged from the Lease and the New Lessee wishes to take up the rights and benefits of the Lease and to assume the obligations and liabilities of the Old Lessee under the Lease whether arising on or before or after the date hereof.

(C)
The Lessor has agreed to release and discharge the Old Lessee upon the terms that, inter alia, the New Lessee undertakes to perform the Lease in lieu of the Old Lessee and agrees to be bound by the terms and conditions of the Lease.

NOW IT IS HEREBY AGREED
In consideration of HK$100 paid by each of the Lessor and the Old Lessee to the New Lessee, receipt and sufficiency of which the New Lessee hereby acknowledges:
1.	NOVATION
1.1
The New Lessee hereby undertakes to observe, perform, discharge and be bound by the terms, conditions and covenants of the Lease (including all the liabilities and obligations of the Old Lessee arising under the Lease, whether actual, contingent or otherwise, and whether arising on or before or after the date hereof) in every way as if the New Lessee were, and had originally been, a party to the Lease in place of the Old Lessee.

1.2
The Lessor hereby releases and discharges the Old Lessee from the performance of the Lease and from all obligations, liabilities, claims and demands howsoever arising under or in relation to the Lease and accepts, the obligations and liabilities of the New Lessee under the Lease in place of the liabilities and obligations of the Old Lessee and the Lessor agrees to observe, perform, discharge and be bound by the terms, conditions and covenants of the Lease in every way as if the New Lessee were, and had originally been, a party to the Lease in place of the Old Lessee.

1.3
The Lessor covenants not to bring any suit, action or proceeding or make any demand or claim of any type against the Old Lessee relating to or in connection with the Lease or the relationship created thereby. Such release and discharge in Clause 1.2 being without prejudice to the liabilities and obligation of New Lessee to the Lessor under the Lease as novated by this Novation Agreement. Nothing in this provision shall affect the Lessor’s, Old Lessee’s or New Lessee’s right to make claims or bring an action for breach of this Novation Agreement.

1.4
The Old Lessee hereby releases and discharges the Lessor from the performance of the Lease and from all obligations, liabilities, claims and demands howsoever arising under or in relation to the Lease. The Old Lessee covenants not to bring any suit, action or proceeding or make any demand or claim of any type against the Lessor relating to or in connection with the Lease or the relationship created thereby. Such release and discharge being without prejudice to the liabilities and obligation of the Lessor to the New Lessee under the Lease as novated by this Novation Agreement. Nothing in this provision shall affect the Lessor’s, Old Lessee’s or New Lessee’s right to make claims or bring an action for breach of this Novation Agreement.

1.5
The Old Lessee hereby assigns and transfers absolutely to the New Lessee all its rights, title and interests in the Lease including all correspondence, memoranda, drawings, samples, calculations, plans, specifications, models and other relevant documents and information pertaining to the services and work the Old Lessee provided under the Lease.

2.	DEEMED PAYMENTS
The New Lessee agrees with the Lessor that all previous payments made to the Lessor by the Old Lessee under the Lease, and all previous performance by the Old Licensee under the Lease, shall for the purpose of this Novation Agreement be deemed to be payments and /or, as the case may be, performance made by the New Lessee.
3.	FURTHER ASSURANCE
Each party to this Novation Agreement shall at all times hereinafter and at their own cost and expense make, do and execute or cause to be made, done or executed all such acts, instruments, assurances and writings whatsoever as may be reasonable to perform or give effect to this Novation Agreement.
4.	COSTS AND EXPENSES
The New Lessee shall bear all the costs and expenses incurred by the Lessor arising out of or in connection with this Novation Agreement and all related documentation prepared in consequence of this Novation Agreement.

5.	ENTIRE AGREEMENT; AND FUTURE TRANSFERS
This Agreement is supplemental to the Lease. The terms and conditions of this Novation Agreement represent the entire agreement between the parties relating to the novation of the Lease and except as specifically supplemented by this Novation Agreement all the terms and conditions of the Lease remain in full force and effect. Except as specifically provided herein, no provision of this Novation Agreement, nor any action by Lessor prior to the date hereof, shall be construed as a waiver by Lessor of any right under the Lease or any other agreement or applicable law, including, without limitation, any right with respect to any default under the Lease. New Lessee understands and agrees that it shall not rely on this Novation Agreement as indicative of the position Lessor will take in future proposed transfers or assignments by New Lessee or its owners.
6.	GOVERNING LAW AND JURISDICTION
6.1	This Novation Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.
6.2	In the event of any dispute and/or disagreement arising in connection with this Agreement, the dispute resolution clauses as provided for in the Lease shall apply.
7.	CONFIDENTIALITY
Each of Old Lessee and New Lessee agrees to keep confidential and not disclose the existence or terms of this Novation Agreement or any agreement related hereto without the prior written consent of Lessor save that any such party shall be entitled to make such disclosure:
(a)	in connection with any proceedings arising out of or in connection with this Novation Agreement to the extent that either party may consider necessary to protect its interests;
(b)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law;
(c)	to its auditors or legal advisors or other professional advisers;
(d)	if required to do so by any applicable law or in order for such party to comply with its obligations under this Novation Agreement;
(e)	to its financiers, their agent or legal advisers; or
(f)	to a governmental, banking, taxation, stock exchange, securities or regulatory authority which has legal or other regulatory authority over the relevant party.

IN WITNESS whereof the parties hereto have executed this Novation Agreement the day and year first above written.

Signed by	)	Authorised signatory /s/ Jay Anthony Wolszcza
for and on behalf of	)	Full name Jay Anthony Wolszcza
Hard Rock Café International (STP), Inc.,	)
acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Stephanie K. Barnes
Signature of Witness

Stephanie K. Barnes
Name:

Signed by	)	Authorised signatory /s/ Garry Saunders
for and on behalf of Melco Crown (COD))		Full name Garry Saunders
Developments Limited, acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Debbie Wong
Signature of Witness

DEBBIE WONG Name:

Signed by	)	Authorised signatory /s/ Garry Saunders
for and on behalf of Melco Crown COD	)	Full name Garry Saunders
(HR) Hotel Limited, acting by its	)
authorised signatory:-)
)
in the presence of:	)

/s/ Debbie Wong
Signature of Witness

DEBBIE WONG
Name: